UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K
                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  May 21, 1999

                            WIRELESS ONE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        Delaware                      0-26836                 72-1300837
(State or Other Jurisdiction    (Commission File Number)     (IRS Employer
      of Incorporation)                                    Identification No.)

2506 Lakeland Drive, Jackson, Mississippi                        39208
(Address of Principal Executive Offices)                       (Zip Code)


 Registrant's telephone number, including area code:  (601) 936-1515

     1080 River Oaks Drive, Suite A150, Jackson, Mississippi
 (Former Name or Former Address, if Changed Since Last Report)

      INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

The Company has determined to request an adjournment of the hearing before the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to consider approval of the disclosure statement related to the plan of reorganization (the "Hearing") that the Company filed with the Bankruptcy Court on March
15, 1999 (the "Plan"). The Hearing had been scheduled for May 25, 1999.

As previously disclosed, the Company has been reviewing the appropriateness of the provisions of the Plan in light of recent acquisitions of other companies in the wireless cable industry, and the higher signal coverage estimates recently announced by the Company. These recent acquisitions appear to indicate substantially higher enterprise valuations of such other wireless cable companies than the valuations that formed the basis for the Plan. While the Company has not yet concluded its revised estimate of the Company's enterprise value, the Company believes that its enterprise value upon reorganization is substantially higher than the $160 million that the Plan assumed. As a result, the company has determined that it would be inappropriate to proceed with the Hearing.

On February 11, 1999, the Company disclosed that it had reached an agreement (the "Bondholders
Agreement") with the Unofficial Noteholders Committee and other holders of the Company's debt securities regarding the financial reorganization of the Company. The Plan embodied the terms of the Bondholders Agreement and, under the Bondholders
Agreement, the parties (including the Company, subject to its fiduciary duties) had agreed to support the Plan and not to support any other plan of reorganization. As a result of the adjournment of the Hearing, the Company will not meet the May 31, 1999 deadline set in the Bondholders Agreement for having the disclosure statement related to the Plan approved by the Bankruptcy Court. The noteholders who are parties to the Bondholders Agreement, therefore, will have the right to terminate the Bondholders Agreement.

There can be no assurance that, if the Company were to revise the Plan, the revised plan would be approved by any constituencies whose approval may be required under the Bankruptcy Code (including the Company's noteholders, if necessary) or whether any such revised plan would be confirmed by the Bankruptcy Court. There can also be no assurance that the holders of the Company's common stock will ultimately realize a recovery that is greater than or equal to the recovery provided under the Plan or that, if the Company ultimately determines to proceed with the Plan, that a sufficient number of the Company's noteholders will vote in favor of the Plan.

Certain statements made in this Report, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended.
Such statements include, without limitation, statements regarding future liquidity, cash needs and alternatives to address capital needs, and are indicated by words or phrases such as "anticipate,"
"estimate," "plans," "projects," "continuing,"
"ongoing," "expects," "management believes," "the
Company believes," "the Company intends," "we believe," "we intend," and similar words or phrases.

Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, factors set forth above relating to required approvals and confirmation of any revised plan which might be filed by the Company, the availability, terms and conditions of additional financing that the Company will require, Bankruptcy
Court approval and any other approvals required for such financing, any other matters requiring
Bankruptcy Court or other approvals, the future amount of the Company's negative cash flow, the future results of the Company's operations, resolution of the Company's supply need for modems used in the Company's high-speed Internet product, business opportunities that may be presented to and pursued by the Company, changes in laws or regulations, uncertainty of the Company's ability to obtain FCC authorizations, competition, physical limitations of wireless cable transmission, changes in general business and economic conditions in the Company's operation regions and issues arising from Year 2000 information technology matters, many of which are beyond the control of the Company. Further information regarding these and other factors that might cause future results to differ from those projected in the forward-looking statements is described in more detail under the heading "Factors
That May Affect Future Results Of The Company" in the
Company's Form 10-K for the year ended December 31,
1998 and under the heading "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended March 31, 1999.




                     SIGNATURES


          Pursuant   to   the   requirements  of  the
Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WIRELESS ONE, INC.,
                              a Delaware corporation


Date:  May 21, 1999              /S/ THOMAS G. NOULLES
                                 ----------------------------
                                 Thomas G. Noulles
                                 Senior Vice President
                                 and General Counsel